EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of China Education Alliance, Inc., on Form S-8 of our report dated April 12, 2011, appearing in the Annual Report on Form 10-K of China Education Alliance, Inc. for the year ended December 31, 2010 and the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ Sherb & Co., LLP

Sherb & Co., LLP
New York, NY
June 30, 2011